                                      THIS DOCUMENT IS A COPY OF THE 13G/A
                                      PREVIOUSLY FILED ON FEBRUARY 18, 1997
                                      PURSUANT TO A RULE 201 TEMPORARY
                                      HARDSHIP EXEMPTION.


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                             Zoran Corporation.
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $0.001 par value
                     ----------------------------------
                       (Title of Class of Securities)

                               98975F 10 1
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 98975F 10 1                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Levy Gerzberg, Ph.D.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     400,064
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  400,064
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     400,064
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.3% (As of December 31, 1996)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER

            Zoran Corporation
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            2041 Mission College Boulevard
            Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            Levy Gerzberg, Ph.D.
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            2041 Mission College Boulevard
            Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            U.S.
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock, $0.001 par value
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            98975F 10 1
-------------------------------------------------------------------------------

ITEM 3.  TYPE OF PERSON

         Not applicable.
-------------------------------------------------------------------------------

                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        400,064 (including 373,323 shares issuable pursuant to stock options that are currently exercisable)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        4.3%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              400,064
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              400,064
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not applicable.

                                                          Page  5  of  5  Pages
                                                               ---    ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997

                                       Levy Gerzberg, Ph.D.
                                       ----------------------------------------
                                       Levy Gerzberg, Ph.D.